Exhibit 99.1

NightFood® Evaluating Acquisition Opportunities

Appoints Andrew Austin to Advisory Board

TARRYTOWN, NY, October 27, 2016 (MARKETWIRED) -- NightFood Holdings, Inc. (OTC: NGTF), “The Nighttime Snack Company, has appointed Andrew Austin to the Company Advisory Board. Austin is the president of A.S. Austin Company, a San Diego based consulting and funding liaison firm, and has been brought on by the company to evaluate potential merger & acquisition transactions, capital formation strategies, and the path to uplisting.

“Over the last several months, we’ve had discussions with several companies in the ‘better-for-you’ snack space regarding potential acquisition by NightFood”, explains NightFood CEO Sean Folkson. “We’ve been evaluating these opportunities with our existing consultants. Bringing A.S. Austin Company on board will allow us to better evaluate the opportunities currently at hand with regard to investor appeal, deal structure, and opportunities for institutional capital through their extensive network of broker dealers and investment bankers.”

Austin stated, “We believe powerfully in the problem NightFood is solving, their brand promise, and in the consumer shift towards healthier snacking. Most of all, we believe in their management. There are many promising, yet undercapitalized companies in this space, and we believe finding the right acquisition partner could bring tremendous benefit both to NightFood, and the company to be acquired.”

About Nightfood:

NightFood (OTC: NGTF), “The Nighttime Snack Company”, is a snack food company dedicated to providing consumers delicious, better-for-you choices for evening snacking. NightFood is the first company to create products to address the unique nutritional needs consumers have at night. NightFood creates, manufactures, and distributes products to help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way. For more information, visit www.nightfood.com

About A.S. Austin Company:

A.S. Austin Company is a full service consulting and funding liaison firm. The Company has over 100 years of combined experience assisting companies in the over the counter marketplace. A.S. Austin Company is not a broker dealer and does not work on or receive success-based compensation. For more information, contact Andrew Austin at president@asaustinco.com

Forward Looking Statements:

This current press release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:
Peter Leighton
888-888-6444, x5

Investor Contact:
Sean Folkson

888-888-6444, x4